EXHIBIT 21.1
List of Subsidiaries of the Registrant

ReoStar Leasing, Inc., a Texas corporation. Ownership percentage - 100%
ReoStar Gathering, Inc., a Texas corporation. Ownership percentage - 100%
ReoStar Operating, Inc.,, a Texas corporation. Ownership percentage - 100%